Exhibit 99.1

Company Contact:	Investor Relations:
Kelly Gill	Cameron Associates
President and Chief Executive Officer	Rodney O’Connor
(615) 771-7575	(212) 554-5470

Advocat Announces Planned Departure of Chief Financial Officer and

the Appointment of Executive Vice President

BRENTWOOD, TN, (December 20, 2011) – Advocat Inc. (NASDAQ: AVCA) a premier provider of long term care services primarily in the Southeast and Southwest, today announced that Glynn Riddle, the Company’s Chief Financial Officer, has notified the Company that he intends to resign to pursue other interests and opportunities. In order to facilitate an orderly transition, his resignation will be effective as of March 31, 2012. The timing of his departure will allow the Company to complete its Annual Report on Form 10-K on time and will provide sufficient transition time for his responsibilities. The Company also announced that Sam Daniel has joined the Company as Executive Vice President.

In his new role, Mr. Daniel will initially oversee long-term budgetary planning, cost management policies, acquisitions financing and banking relationships in line with the Advocat strategic plan. It is expected that Mr. Daniel will be appointed as the Company’s Chief Financial Officer effective April 1, 2012, following the departure of Mr. Riddle, and will at that time assume leadership of the remainder of the Company’s financial and accounting functions.

Commenting on the changes, Kelly Gill, the Company’s Chief Executive Officer, stated: “Glynn has worked extraordinarily hard for us over the past decade and we thank him for his many contributions to Advocat. We wish him well in his new endeavors. We are extremely pleased to have Sam join the Advocat management team at a key time for the Company. We are glad that Glynn and Sam will have time to work together to make this transition as smooth as possible. We are confident that Sam’s leadership, finance and accounting depth and diverse corporate development experiences will make him a strong and valuable contributor to our company as we grow.” Mr. Riddle commented, “I have greatly enjoyed my time with Advocat, and have great respect for the management team and the Company. I wish them the best of success in the future.”

Mr. Daniel brings extensive corporate development, finance and accounting experience and leadership capabilities to the Advocat executive team. Most recently, he served as chief financial officer at OralDNA Labs, Inc., a start-up company providing clinical laboratory services to dentists which was sold to Quest Diagnostics, Inc., in 2009. Prior to OralDNA Labs, Mr. Daniel was chief financial officer of American Esoteric Laboratories, Inc., (“AEL”) a provider of clinical laboratory services. While at AEL, Mr. Daniel led financial reporting (internal and external) and analysis; forecasting; accounting and control activities and banking relations.

Earlier in his career, Mr. Daniel served as corporate controller at Accredo Health, Inc., formerly NASDAQ: ACDO, a provider of specialty retail pharmacy and related services, and as chief financial officer at Mills Morris Business Products a subsidiary of U S Office Products, Inc., formerly NASDAQ: USOP, a distributor of office supplies, furniture and equipment. He began his career in the audit and tax practices at Rhea & Ivy, PLC, where he served a variety of privately held companies.

Mr. Daniel received a Bachelor of Science degree in accounting from Freed-Hardeman University and is a Certified Public Accountant.

About Advocat Inc.

Advocat provides long term care services to patients in 46 skilled nursing centers containing 5,364 licensed nursing beds, primarily in the Southeast and Southwest. For additional information about the Company, visit Advocat’s web site: www.advocat-inc.com.

FORWARD-LOOKING STATEMENTS

The “forward-looking statements” contained in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are predictive in nature and are frequently identified by the use of terms such as “may,” “will,” “should,” “expect,” “believe,” “estimate,” “intend,” and similar words indicating possible future expectations, events or actions. These forward-looking statements reflect our current views with respect to future events and present our estimates and assumptions only as of the date of this release. Actual results could differ materially from those contemplated by the forward-looking statements made in this release. In addition to any assumptions and other factors referred to specifically in connection with such statements, other factors, many of which are beyond our ability to control or predict, could cause our actual results to differ materially from the results expressed or implied in any forward looking statements, including but not limited to, our ability to successfully construct and operate the new nursing center in West Virginia, our ability to increase census at our renovated facilities, changes in governmental reimbursement, including the impact of the CMS final rule that is expected to result in an 11.1% reduction in Medicare reimbursement as of October 2011 and our ability to mitigate the impact of the reduction, government regulation, the impact of federal health care reform or any future health care reform, any increases in the cost of borrowing under our credit agreements, our ability to comply with covenants contained in those credit agreements, the outcome of professional liability lawsuits and claims, our ability to control ultimate professional liability costs, the accuracy of our estimate of our anticipated professional liability expense, the impact of future licensing surveys, the outcome of proceedings alleging violations of laws and regulations governing quality of care or violations of other laws and regulations applicable to our business, costs and impacts associated with the implementation of our electronic medical records plan, the costs of investing in our business initiatives and development, our ability to control costs, changes to our valuation of deferred tax assets, changes in occupancy rates in our facilities, changing economic and competitive conditions, changes in anticipated revenue and cost growth, changes in the anticipated results of operations, the effect of changes in accounting policies, as well as other risk factors detailed in the Company’s Securities and Exchange Commission filings. The Company has provided additional information in its Annual Report on Form 10-K for the fiscal year ended December 31, 2010, as well as in its Quarterly Reports on Form 10-Q and other filings with the Securities and Exchange Commission, which readers are encouraged to review for further disclosure of other factors. These assumptions may not materialize to the extent assumed, and risks and uncertainties may cause actual results to be different from anticipated results. These risks and uncertainties also may result in changes to the Company’s business plans and prospects. Advocat Inc. is not responsible for updating the information contained in this press release beyond the published date, or for changes made to this document by wire services or Internet services.